Exhibit 99.2

FinTech Acquisition Corp. II

Compensation Committee Charter

Purpose: The Compensation Committee (the “Committee”) of the Board of Directors (the “Board”) of FinTech Acquisition Corp. II (the “Company”) shall assist the Board in carrying out its responsibilities with respect to compensation. In particular, the Committee shall evaluate all compensation paid or payable to the Company’s Chairman of the Board, Chief Executive Officer (“CEO”) and other executive officers (“EOs”). The Committee’s review shall include, without limitation, compensation paid or payable under employee qualified benefit plans, employee stock option and restricted stock plans, individual employment agreements and executive compensation and bonus programs.

If any subsidiary or affiliate controlled by the Company (a “Controlled Entity”) does not have its own Committee, then the Company’s Committee shall perform the same functions with respect to such Controlled Entity’s Chairman, CEO and other EOs. If a Controlled Entity does have its own Committee, then as to the Chairman, CEO, other EOs and other employees of such Controlled Entity, the Company’s Committee shall act in coordination with such Controlled Entity’s Committee.

Members: The Committee shall consist of at least two members of the Board during the 12 month period following its initial public offering, and thereafter at least three members of the Board, all of whom satisfy the independence requirements of the Securities Exchange Act of 1934 (the “Exchange Act”) and the NASDAQ Stock Market (or any stock exchange on which the Company’s stock is listed) with respect to Committees, as such requirements are interpreted by the Board in its business judgment. In addition, members of the Committee shall qualify as “non-employee directors” for purposes of Rule 16b-3 under the Exchange Act, and as “outside directors” for purposes of Section 162(m) of the Internal Revenue Code of 1986, as amended.

Members of the Committee shall be appointed by the Board on the recommendation of the Nominating and Corporate Governance Committee, if any, and shall serve at the pleasure of the Board and for such term as the Board may determine. Vacancies shall be filled by majority vote of the Board. The entire Committee or an individual Committee member may be removed without cause by the affirmative vote of a majority of the Board.

The Board shall designate one member of the Committee as its chairperson. In the absence of such designation or in the absence of the chairperson for a meeting, the present members of the Committee may designate a chairperson as the acting chairperson for such meeting.

Meetings: The Committee shall meet as often as may be deemed necessary or appropriate in its judgment or at the direction of the Board (and in no event less than two times per fiscal year), either in person or telephonically (as permitted by the laws of Delaware), and at such times and places as the Committee shall determine. A quorum of the Committee will consist of a majority of its members. The Committee may invite such members of management and other persons to its meetings as it may deem desirable or appropriate; however, the CEO shall not be present when his or her compensation or performance is discussed or determined. The Committee shall keep proper minutes and shall report its activities to the Board on a regular basis.

Duties and Responsibilities: The functions of the Committee, on behalf of the Board, shall include having responsibility to:

1.	Annually review compensation philosophy and major compensation programs, including goals and objectives, and to review executive incentive compensation plans and equity- based plans and similar arrangements for which the Committee is the designated administrator. The CEO cannot be present during any voting or deliberations by the Committee on his or her compensation.

2.	Annually review and approve corporate goals and objectives relevant to the Chairman and CEO compensation, evaluate the Chairman and CEO’s performance relative to those goals and objectives, and determine and approve the Chairman and CEO’s compensation level based on this evaluation. In evaluating and determining CEO compensation, the Committee shall consider the results of the most recent stockholder advisory vote on executive compensation (“Say on Pay Vote”) required by Section 14A of the Exchange Act.

3.	With the participation of the CEO, annually review and approve corporate goals and objectives relevant to the compensation of other EOs, evaluate their performance relative to those goals and objectives, and determine and approve the compensation of such other EOs based on this evaluation. In evaluating and making recommendations regarding executive compensation, the Committee shall consider the results of the most recent Say on Pay Vote.

4.	Review and approve compensation for the CEO and other EOs of the Company and Controlled Entities, if applicable, including their salaries, annual and long-term incentives, employment and severance agreements, and retirement and savings plans and other benefits.

5.	Review and approve awards under incentive compensation plans and equity-based plans, to the extent that such awards exceed thresholds, if any, designated in advance by the Board. In reviewing and making recommendations regarding incentive compensation plans and equity-based plans, including whether to adopt, amend or terminate any such plans, the Committee shall consider the results of the most recent Say on Pay Vote.

6.	Issue the report required by the rules of the Securities and Exchange Commission (“SEC”) to be included in the Company’s annual proxy statement, and otherwise review and report to the Board on risks arising from the Company’s compensation policies and practices as may be required by SEC rules.

7.	To review and recommend to the Board for approval the frequency with which the Company will conduct Say on Pay Votes, taking into account the results of the most recent stockholder advisory vote on frequency of Say on Pay Votes required by Section 14A of the Exchange Act, and review and approve the proposals regarding the Say on Pay Vote and the frequency of the Say on Pay Vote to be included in the Company's proxy statement.

8.	Review and reassess the adequacy of this Charter annually and recommend any changes to the Board for approval.

9.	Refer to the Board those items that the Committee deems appropriate for full Board consideration and to decide itself on all other matters.

10.	Monitor the Company’s compliance with the requirements under the Sarbanes-Oxley Act of 2002 relating to loans to directors and officers, and with all other applicable laws affecting employee compensation and benefits.

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Outside Consultants and Advisors: The Committee shall have the authority, in its sole discretion, to select, retain and obtain the advice of compensation consultants, legal counsel, and such other advisors as necessary to assist with the execution of its duties and responsibilities as set forth in this Charter. The Committee shall set the compensation, and oversee the work, of the compensation consultants, legal counsel and other advisors. The Committee shall receive appropriate funding from the Company, as determined by the Committee in its capacity as a committee of the Board, for the payment of compensation to its compensation consultants, outside legal counsel and any other advisors. However, the Committee shall not be required to implement or act consistently with the advice or recommendations of its compensation consultant, legal counsel or other advisor to the compensation committee, and the authority granted in this Charter shall not affect the ability or obligation of the Committee to exercise its own judgment in fulfillment of its duties under this Charter.

The compensation consultant(s), outside counsel and any other advisors retained by, or providing advice to, the Committee (other than the Company's in-house counsel) shall be independent as determined in the discretion of the Committee after considering the factors specified in the Exchange Act or by the NASDAQ Stock Market rules and regulations (or the rules and regulations of any stock exchange on which the Company’s stock is listed). The Committee is not required to assess the independence of any compensation consultant or other advisor that acts in a role limited to consulting on any broad- based plan that does not discriminate in scope, terms or operation in favor of executive officers or directors and that is generally available to all salaried employees or providing information that is not customized for a particular company or that is customized based on parameters that are not developed by the consultant or advisor, and about which the consultant or advisor does not provide advice. The Committee shall evaluate whether any compensation consultant retained or to be retained by it has any conflict of interest in accordance with Item 407(e)(3)(iv) of Regulation S-K.

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